Exhibit 5.1

                      [LETTERHEAD OF HERZOG, FOX & NEEMAN]

                                                              February  18, 2005

                                                                  File No. 10887

BluePhoenix Solutions Ltd.
8 Maskit Street
Herzliya 46120
Israel

Ladies and Gentlemen:

      We have acted as special Israeli counsel to BluePhoenix Solutions Ltd., an Israeli company (the "Company"), in connection with the Registration Statement on Form F-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the resale from time to time by the selling shareholders identified therein of up to 2,104,558 ordinary shares of the Company, par value NIS 0.01 per share ("Ordinary Shares") as follows: (i) up to 400,000 Ordinary Shares currently held by four selling shareholders (the "Outstanding Shares"); and (ii) up to 1,704,558 Ordinary Shares issuable upon conversion of convertible debentures (the "Debentures") and payment of interest on such Debentures, and upon exercise of warrants (the "Warrants") held by four selling shareholders (the "Underlying Shares").

      In so acting, we have examined such statutes, regulations, corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or
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comparable documents of officers and representatives of the Company. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion. We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws.

      Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Underlying Shares, upon conversion of the Debentures and payment of interest thereon in accordance with the terms of the Debentures and upon exercise of the Warrants in accordance with their terms, will be duly authorized, validly issued, fully paid and nonassesable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement.

                                                Very truly yours,


                                                /s/ Herzog, Fox & Neeman